EXHIBIT 99.1

FOR IMMEDIATE RELEASE: November 5, 2002
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Contact:  Larry R. Mathews         256-301-6600
          Thomas E. Hemmings       256-301-6601

DECATUR, AL (November 5, 2002) - Heritage Bank and its parent company Heritage Financial Holding Corporation today announced that the Bank has engaged Mr. Larry R. Mathews as President and Chief Executive Officer of the Bank.

Harold Jeffreys, Interim Chief Executive Officer of Heritage Financial, commented, "We are pleased to have Larry Mathews as the new President and Chief Executive Officer of Heritage Bank. Larry brings tremendous experience as a banker. At a time when management has determined to devote significant attention to core banking operations, asset quality, and internal controls, we feel that Larry has the ideal background and qualifications to lead the Bank."

The Board of Directors of the Bank determined to employ Mr. Mathews as President and CEO based on a number of factors, including Mr. Mathews' 17 years in senior executive positions at both regional holding company banks and community banks. The decision to retain Mr. Mathews, given his experience in the areas of management, credit quality and internal controls and procedures, is part of the renewed focus of the Bank and Heritage Financial on the loan portfolio of the Bank and the overall credit quality of the Bank, as well as the operating controls and procedures of the Bank. Mr. Mathews' initial primary responsibilities will be focusing on improving asset quality and loan administration, establishing and implementing internal controls and procedures and improving overall performance.

As a part of the Bank's focus on these areas, management is also taking steps to address certain asset and credit quality issues of the Bank that have been identified in the course of a recent safety and soundness examination conducted jointly by the FDIC and the State of Alabama Banking Department. During the course of the safety and soundness examination, the FDIC and the Alabama Banking Department, along with management, conducted a review of a significant portion of the loan portfolio of the Bank and identified and classified additional assets and determined to take appropriate steps to charge off or establish additional loan loss reserves with respect to such assets.

Accordingly, Heritage Financial also announced today that its Board of Directors has determined to increase the allowance for loan losses, net of charge offs and recoveries, on the Company's consolidated balance sheet by approximately $5,230,000. This amount is in addition to the $2,000,000 added to the "Allowance for loan losses" reported on the Company's Form 10-Q for the quarterly period ended June 30, 2002. After such increase, as of September 30, 2002 the allowance for loan losses on the Company's consolidated balance sheet totaled approximately $13,750,000.

Heritage Financial reported that this increase in the allowance for loan losses, net of charge offs and recoveries, had the effect of reducing the Tier 1 capital of the Bank to 6.39%. Accordingly, Heritage Financial, in order to augment this capital ratio, entered into a loan agreement with First Tennessee Bank National Association on October 30, 2002, pursuant to which Heritage Financial borrowed $5 million and immediately contributed these proceeds to the capital of the Bank. Following the $5 million contribution, the Bank's Tier 1 capital ratio increased to approximately 7.28% as of October 30, 2002. The loan agreement from First Tennessee permits Heritage Financial to borrow up to an additional $2.5 million.

The Bank and Heritage Financial reported that although the on-site safety and soundness examination by the FDIC and the Alabama Banking Department has been completed, the regulatory analysis and assessment by the FDIC and the Alabama Banking Department is still ongoing and final reports have not yet been issued. Further adjustments to loan loss reserves may be made based on additional recommendations or requirements from the FDIC and/or the Alabama Banking Department, as well as arising out of the continuation of management's review and assessment of the Bank's loan portfolio and the adequacy of the allowance for loan losses.

As a result of these regulatory developments, Heritage Financial announced that it expects to report a net loss for the third quarter ended September 30, 2002 of approximately $4.4 million, and a loss of approximately $4.6 million year to date. The net loss of $4.4 million for the third quarter is primarily attributable to the $9.4 million loan loss provision, $5.8 million net of tax, during the period.

Cautionary Factors

This press release may contain forward-looking statements which involve a number of risks and uncertainties. The Company cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information as a result of various factors including, but not limited to, changes in interest rates; significant changes in the economic scenario from the current anticipated scenario which could materially change anticipated credit quality trends and the ability to generate loans; significant delay in or inability to execute strategic initiatives designed to grow revenues and/or control expenses; an increase in credit losses (including increases due to a worsening of general economic conditions); regulatory developments that may affect the Company's business, including the results of and recommendations made in the final examination reports forthcoming from the FDIC and the Alabama Department of Banking; financial, legal regulatory, accounting or other changes that may affect investment in, or the overall performance of, a product or business, including changes in existing law and regulation affecting the banking industry and the financial services industry, in general; continued intense competition from numerous providers of products and services which compete with the Company's businesses; the ability of the Company to recruit experienced personnel to assist in the management and operations of the Company; and other factors listed from time to time in the Company's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2001 (Part I, Item 1, Business--Cautionary Notice Regarding Forward-Looking Statements).

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.